Exhibit 99.1

Steiner Leisure Limited’s Shareholders Approve Acquisition by Catterton

Nassau, The Bahamas – November 23, 2015 – Steiner Leisure Limited (NASDAQ:STNR) (“Steiner Leisure” or “the Company”), a worldwide provider and innovator in the fields of beauty, wellness and education, today announced that its shareholders approved the previously announced acquisition of Steiner Leisure by Catterton, the leading consumer-focused private equity firm, at the Company’s special meeting of shareholders held today.

Upon completion of the transaction, valued at approximately $925 million, including assumed net debt, Steiner Leisure shareholders will receive $65 per share in cash for each share of Steiner Leisure common stock they own.

The transaction is expected to close in the fourth quarter of 2015 or early in 2016, subject to the receipt of certain regulatory approvals and the satisfaction of other customary closing conditions.

About Steiner Leisure Limited

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education, dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within the industry. Steiner Leisure aims to maintain and expand its existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement its business.

Steiner Leisure services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, and medi-spa treatments. Steiner Leisure provides its customers with a wide-ranging assortment of premium skin, body and hair care products under the Elemis®, La Thérapie™, Bliss®, Remède®, Laboratoire Remède® and Jou® brands. Its products are distributed through over 200 Steiner Leisure-operated day spas, resorts and spas-at-sea under its Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands.

Steiner Leisure’s Ideal Image is the nation’s largest cosmetic and aesthetic services provider in the U.S. Those services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers across 31 states, as well as two locations in Canada.

Steiner Leisure is also an accredited educator teaching students the skills necessary to be a spa professional, including massage and skincare services. For more information, please see www.steinerleisure.com.

About Catterton

Catterton is a leading consumer-focused private equity firm with more than $4.0 billion currently under management and a twenty-six year track record of success in building high growth companies. Since its founding in 1989, Catterton has leveraged its category insight, strategic and operating skills, and network of industry contacts to establish one of the strongest private equity investment track records in the middle market. Catterton invests in well-positioned and distinctive businesses across all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, Consumer Health, and Media and Marketing Services. Some of Catterton’s investments include: Restoration Hardware, CorePower Yoga, Pure Barre, StriVectin, Cover FX, Frederic Fekkai, Baccarat, PIRCH, Outback Steakhouse, Plum Organics, Mendocino Farms, Noodles & Company, John Hardy, Build-A-Bear Workshop, Wellness and Nature’s Variety pet food, Odwalla and P.F. Chang’s, to name a few. More information about Catterton can be found at catterton.com.

Forward-Looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Company’s actual results to differ materially from the results the Company anticipates include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ii) the inability to complete the proposed merger due to the failure to satisfy conditions to completion of the proposed merger, including the receipt of required regulatory approvals; (iii) the failure to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, or the failure of the proposed merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the merger agreement; (vi) the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; (vii) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2015, under the heading “Item 1A. Risk Factors,” and in subsequently filed Forms 10-Q and 8-K. The forward-looking statements represent the Company’s views as of the date on which such statements were made and the Company undertakes no obligation to publicly update such forward-looking statements.

Steiner Leisure Contacts:

Leonard Fluxman

President and Chief Executive Officer

305-284-1415

Stephen Lazarus

Chief Operating Officer and Chief Financial Officer

305-284-1421

Catterton Contacts:

Eric Brielmann / Andi Rose / Alyssa Cass

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449